CONVERTIBLE PROMISSORY NOTE

$25,000.00 State of Minnesota

November 7, 2018

FOR VALUE RECEIVED, the undersigned, LifeQuest World Corp a Minnesota corporation (the "Company" or "LQWC "}, agrees and promises to pay to Antevorta Capital Partners Ltd. (the Note Holder}, located at RG Hodge Plaza, Wickman Cay Roa d, P.O. Box 3483, Roadtown, Tortola, BVI or at such other place or places as the Holder may designate in writing, Twenty Five Thousand Dollars ($25,000), in legal tender of the United States of America, in immediately available funds, upon Demand.

1.01       Convertible Promissory Note (hereinafter "Note") being sold is subject to the terms and conditions of this Agreement.

1.02         Consideration. The Payment for the Note will be disbursed at the direction of the Company on the closing date upon all of the following actions taking place to the satisfaction of the Note Holder: Execution of this Agreement.

1.03           Closing. The Closing is to take place on November 7, 2018. As of closing, all representations and warranties of the parties shall be true and complete and shall not contain any material misstatements or omissions.

1.04        Disbursement of funds. Antevorta will make direct payment to the Company's operating subsidiary.

2.	Terms of the Promissory Note:

a.	Maturity: Upon Demand

b.	Interest: 12 % per payable at the maturity of this Promissory Note.

c. Prepayment of Note: The Company can prepay the Note at any time plus all accrued interest.

d. Conversion terms: At any time the Note Holder can convert all or in part this Note into the Company's common stock at a rate of $0.01per share of common stock. However, at no time will the Note Holder beneficially own more than 9.9% of the

Company's common stock (ownership shares).

e.     Rights and Preferences: Liquidation Preference: In the event of any liquidation, dissolution or winding up of the Company, the holders of Promissory Note will be entitled to be paid as follows: First, the holders of the Promissory Note shall be entitled to receive any unpaid and accrued interest. Second, the full amount of the Principal due on the Note.

f.  Condition of Default: Consequences. In the event of the occurrence of a Condition of Default (as defined), the Holder may declare the entire unpaid principal balance of the Note immediately due and payable at the place of payment, without presentment, protest, notice or demand, all of which are expressly waived . The term "Condition of Default" shall mean:

(i)	the failure to pay interest due under the Note;

(ii)	the failure to pay the principal amount due under the Note;

(iii)             the Company makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due or fail to generally pay its debts as they become due; an order, judgment or decree shall be entered for relief in respect of or adjudicating the Company or any of its subsidiaries bankrupt or insolvent; the Company or any of its subsidiaries shall pet ition or apply to any tribunal for the appointment of, or taking of possession by, a trustee, receiver, custodian, or liquidator or other similar official of the Company or any subsidiary or of any substantial part of any of their respective assets; the Company or any of its subsidiaries shall commence any proceeding relating to the Company or any subsidiary under any bankruptcy, reorganization, arrangement , insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, or any such petition or application is filed or any such proceeding is commenced against the

Company or any of its subsidiaries and such petition, application or proceeding is not dismissed within 60 days;

(iv)             Any representation or warranty made by the Company herein is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice, or other writing furnished by the Company to the holder is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

3.                  Use of Proceeds. LQWC will utilize the proceeds received from the Note Holder as described in 1.04 above

4.                  Place and Manner of Payment. All sums due under this Note are payable not later than 12:30 P.M., New York time, in legal tender of the United States of America current on the dates such sums or payments are respectively due, in immediately available funds, without offset or setoff.

5.                  No Setoff, Etc. The obligations of the Company to pay the principal balance due to the Note Holder shall be absolute and unconditional and the Company shall make such payment without abatement , diminution or deduction regardless of any cause or circumstanceswhatsoever including, without limitation, any defense, setoff, recoupment, or counterclaim which the Company may have or assert against the Holder or any other person.

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6.                   Waiver of Presentment, Etc. The Company waives presentment , demand, notice of dishonor, protest and notice of nonpayment and protest.

7.                   Costs of Collection. The Company shall pay all costs and expenses of collection incurred by the Note Holder, including reasonable attorneys' fees.

8.	Notices.

(a)                  Any notice pursuant to this Note to be given or made by the Holder to or upon the Company shall be sufficiently given or made if sent by certified or registered mail, postage prepaid, addressed (until another address is sent by the Company to the Note Holder) as follows :

(b)                   Any notice pursuant to the Note to be given or made by the Company to or upon the Note Holder shall be sufficiently given or made if sent by certified or registered mail, postage prepaid, addressed (until another address is sent by the Note Holder to the Company) to the address of the Note Holder set forth above.

9.                  Register of Notes. The Company shall keep at its principal office (or such other place the Company reasonably designates) a register for the registration of Notes. Each transfer of the Notes and payment thereunder as well as the name and address of such holder of Notes shall be noted on the register of Notes. The register shall be made available by the Company for review by the Holder or his agent during usual business hours of the Company.

10.               Modification and Waiver. No modification or waiver of any provision of the Note, nor any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing signed by the Note Holder and then such modification or waiver shall be effective only in the specific instance for the specific purpose given.

11.               Neither failure of Note Holder to exercise nor any delay on the part of the Note Holder in exercising any right, remedy, discretion or power granted hereunder shall be or constitute a waiver thereof. The obligation herein set forth shall be binding upon Maker and successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.

12.               Maker hereby waives presentment for payment, protest and notice of protest and, except as otherwise specified herein, all other notices or demands in connection with the delivery, acceptance, performance, default or endorsement of the Note.

13.    Confidentiality. The terms and conditions described in this Note including its existence shall be confidential information and shall not be disclosed by the undersigned parties to any third part y. If an undersigned party determines that it is required by law to disclose information regarding this Note or to file this Note with any regulatory or governmental authority, it shall, a reasonable time before making any such disclosure or filing, consult with the other undersigned parties regarding such disclosure or filing and use its best efforts to obtain confidential treatment for such portions of the disclosure or filing as may be requested by any of the other undersigned parties.

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14.   Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Nevada, without giving effect to principles of conflicts of law.

Attest:

LifeQuest World Corp.

By: /s/ Tommy Pettersen

Name: Tommy Pettersen Chief Executive Officer

Date: November 7, 2018

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